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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO._______)*


                             PARADIGM GENETICS, INC.
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                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   69900R 10 6
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                                 (CUSIP Number)

                                   May 5, 2000
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]  Rule 13d-1(b)

        [ ]  Rule 13d-1(c)

        [X]  Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 9 pages

---------------------------                                ---------------------
CUSIP NO.   69900R 10 6               13G                  PAGE ___ OF ___ PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Burrill & Company LLC
            94-3255135
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2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]

                                                                 (b)  [X]
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3           SEC USE ONLY


--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware

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                                         5     SOLE VOTING POWER
                                               1,947,828(A)
NUMBER OF SHARES
                                         ---------------------------------------
BENEFICIALLY                             6     SHARED VOTING POWER
                                               0(A)
OWNED BY
                                         ---------------------------------------
EACH                                     7     SOLE DISPOSITIVE POWER
                                               1,947,828(A)
REPORTING
                                         ---------------------------------------
PERSON WITH                              8     SHARED DISPOSITIVE POWER
                                               0(A)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,947,828(A)

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                      [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.6%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(A) The reporting person is the general partner of the limited partnership which owns these shares, and disclaims ownership except to the extend of its intereest in the limited partnership. Moreover, this number excludes an aggregate of 57,000 shares owned by G. Steven Burrill, another reporting person indicated in this Schedule 13G, as to which this reporting person disclaims ownership.



                               Page 2 of 9 pages
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---------------------------                                ---------------------
CUSIP NO.   69900R 10 6               13G                  PAGE ___ OF ___ PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Burrill Agbio Capital Fund, L.P.
            94-3295227
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]

                                                                 (b)  [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY


--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware

--------------------------------------------------------------------------------
                                         5     SOLE VOTING POWER
                                               1,947,828(A)
NUMBER OF SHARES
                                         ---------------------------------------
BENEFICIALLY                             6     SHARED VOTING POWER
                                               0(A)
OWNED BY
                                         ---------------------------------------
EACH                                     7     SOLE DISPOSITIVE POWER
                                               1,947,828(A)
REPORTING
                                         ---------------------------------------
PERSON WITH                              8     SHARED DISPOSITIVE POWER
                                               0(A)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,947,828(A)

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                      [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.6%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN

--------------------------------------------------------------------------------

(A) Excludes an aggregate of 57,000 shares owned by G. Steven Burrill, another reporting person indicated in this Schedule 13G, as to which this reporting person disclaims ownership.



                               Page 3 of 9 pages
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---------------------------                                ---------------------
CUSIP NO.   69900R 10 6               13G                  PAGE ___ OF ___ PAGES
---------------------------                                ---------------------


--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            G. Steven Burrill

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]

                                                                 (b)  [X]
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3           SEC USE ONLY


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4           CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

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                                         5     SOLE VOTING POWER
                                               57,000(A)
NUMBER OF SHARES
                                         ---------------------------------------
BENEFICIALLY                             6     SHARED VOTING POWER
                                               0(A)
OWNED BY
                                         ---------------------------------------
EACH                                     7     SOLE DISPOSITIVE POWER
                                               57,000(A)
REPORTING
                                         ---------------------------------------
PERSON WITH                              8     SHARED DISPOSITIVE POWER
                                               0(A)

--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           57,000(A)

--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*
                                                                      [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           .22%

--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(A) Excludes an aggregate of 1,947,828 shares owned by Burrill Agbio Capital Fund, L.P., another reporting person indicated in this Schedule 13G, as to which this reporting person disclaims ownership except to the extent of his interest in Burrill & Company LLC, another reporting



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person in this Schedule 13G and the general partner of the limited partnership.
Includes 50,000 shares subject to immediately exercisable stock options, of which 33,334 are subject to right of repurchase as of April 14, 2001 if reporting person ceases directorship.



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Item 1(a).     Name of Issuer:

Paradigm Genetics, Inc.


Item 1(b).     Address of Issuer's Principal Executive Offices:

The principal executive offices of the Issuer are located at 104 Alexander Drive, Research Triangle Park, NC 27709.


Item 2(a).     Name of Person Filing:

1.     Burrill & Company LLC
2.     Burrill Agbio Capital Fund, L.P.
3.     G. Steven Burrill


Item 2(b).     Address of Principal Business Office or, if None, Residence:

1.     Burrill & Company LLC
       120 Montgomery Street,  Suite 1370
       San Francisco, CA   94104

2.     Burrill Agbio Capital Fund, L.P.
       120 Montgomery Street,  Suite 1370
       San Francisco, CA   94104

3.     G. Steven Burrill
       120 Montgomery Street,  Suite 1370
       San Francisco, CA   94104


Item 2(c).     Citizenship:

    1.     Burrill & Company LLC:  State of Delaware
    2.     Burrill Agbio Capital Fund, L.P.:  State of Delaware
    3.     G. Steven Burrill: United States


Item 2(d).     Title of Class of Securities:

Common Stock, $.01 par value



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Item 2(e).     CUSIP Number:

69900R 10 6

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:


        (a)    [ ]    Broker or dealer registered under Section 15 of the
                      Exchange Act.

        (b)    [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)    [ ]    Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

        (d)    [ ]    Investment company registered under Section 8 of the
                      Investment Company Act.

        (e)    [ ]    An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E).

        (f)    [ ]    An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F).

        (g)    [ ]    A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G).

        (h)    [ ]    A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act.

        (i)    [ ]    A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act.

        (j)    [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box.
[ ]



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Item 4.        Ownership


1. Burrill & Company LLC: As of the date hereof, Burrill & Company LLC was deemed to own 1,947,828 shares of common stock by virtue of its status as general partner of Burrill Agbio Capital Fund, L.P. This amount represented 7.6%(1) of the total shares of common stock outstanding. Burrill & Company LLC disclaims beneficial ownership of these shares except to the extent of its interest in the limited partnership.


2. Burrill Agbio Capital Fund, L.P.: As of the date hereof, Burrill Agbio Capital Fund, L.P. owned of record 1,947,828 shares of common stock. This amount represented 7.6%(1) of the total shares of common stock outstanding.

3. G. Steven Burrill: As of the date hereof, Mr. Burrill owned of record 7,000 shares of common stock, and an additional 50,000 shares subject to immediately exercisable stock options, of which 33,334 are subject to right of repurchase as of April 14, 2001, if Mr. Burrill ceases his directorship. This amount represented .22%(1) of the total shares of common stock outstanding.



Item 5.        Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.        Ownership of More than Five Percent on Behalf of Another Person


Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


Not Applicable.


Item 8.        Identification and Classification of Members of the Group


Not Applicable.



--------

(1) All percentages in this table are based, pursuant to Rule 13d-1(j) of the Securities Exchange Act of 1934, on the 25,724,605 shares of Common Stock of the Company to be outstanding as of September 30, 2000 as reported in the Company's report on Form 10-Q filed November 3, 2000.



                               Page 8 of 9 pages
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Item 9.        Notice of Dissolution of Group


Not Applicable.


Item 10.       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                     SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        BURRILL & COMPANY LLC

DATE:                                   BY: G. STEVEN BURRILL
                                            ------------------------------------

                                        G. STEVEN BURRILL/CEO
                                        ----------------------------------------
                                        NAME/TITLE

                                        BURRILL AGBIO CAPITAL FUND, L.P.

                                        BY:  BURRILL & COMPANY LLC,
                                             GENERAL PARTNER


DATE:                                   BY: G. STEVEN BURRILL
                                            ------------------------------------

                                        G. STEVEN BURRILL/CEO
                                        ----------------------------------------
                                        NAME/TITLE


DATE:                                   G. STEVEN BURRILL
                                        ----------------------------------------
                                        G. STEVEN BURRILL

THIS FILING IS MADE VOLUNTARILY AND SHOULD NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSONS ARE SUBJECT TO REPORTING REQUIREMENTS UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934.



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